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                                                                  Exhibit 3.2.1


                                    AMENDMENT
                                       TO
                      SECOND AMENDED AND RESTATED BYLAWS OF
                             PRIVATE BUSINESS, INC.


         The undersigned corporation adopts the following Amendments to its Second Amended and Restated Bylaws (the "Bylaws"):

1. A new Section 2.8 is hereby added to the Bylaws, which Section shall read as follows:

         2.8 Designated Directors. For so long as that certain Securityholders Agreement dated as of December 5, 2003, by and between the Company and Lightyear PBI Holdings, LLC ("Lightyear"), shall remain in effect (the "Securityholders Agreement"), in a manner consistent with Section 2.2 of these Bylaws, the majority of the Board of Directors then in office shall fix the size of the Board of Directors at Seven (7) Directors. For so long as the Securityholders Agreement remains in effect, the Company shall take such actions as may be required under applicable Law to cause the Board to nominate the four (4) nominees identified by Lightyear to serve as Directors (the "Lightyear Directors"). The Company shall also take such action as may be required under applicable Law, the Charter and these Bylaws to cause the nominees of Lightyear who are elected to the Board to be divided as equally as practicable among each class of Directors.

2. Section 4.4 of the Bylaws is deleted in its entirety and replaced with the following:

         4.4 Vacancies. In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Lightyear Director, Lightyear may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same. In the event that a vacancy in the Board is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director who is not a Lightyear Director, the remaining Directors who are not Lightyear Directors may designate another individual to be elected to fill the vacancy created thereby, and the Company shall cause the vacancy created thereby to be filled by such new designee as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

WITNESS my hand and the seal of the corporation this 20th day of January, 2004.





                                            /s/ Gerard M. Hayden
                                            --------------------
                                            Secretary of Private Business, Inc.